Exhibit 10.2
January 8, 2026
Everett Cunningham
Re: Employment Agreement
Dear Everett:
Quanterix Corporation (the “Company”) is pleased to offer you the full-time position of President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”).
You shall be nominated to be elected to serve as a member of the Board, effective as of your start date hereunder. Should any Board membership term of yours end or be scheduled to end while you are employed as President and Chief Executive Officer hereunder, the Company shall use its best efforts to nominate you for re-election to the Board for any succeeding Board membership term commencing during your employment. As with all Board members, your continuation as a director requires election as a director by the stockholders whenever directors are to be elected by the stockholders. Your service as a Board member shall be without further compensation. Should your employment with the Company cease for any reason, whether voluntary or involuntary, you shall immediately resign as a member of the Board and as a member of any committees thereof, without any further action required by the Company.
While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) including board service, unless otherwise approved in writing by the Board, provided that you may engage in religious, charitable, or other community activities as long as such services or activities do not interfere or conflict with your obligations to the Company.
Your start date will be on January 19, 2026 or such other date as may be mutually agreed by you and the Company (the “Start Date”). We are excited about the prospect of you serving in this role.
1.Base Salary: The Company will pay you a salary at an annual rate of $750,000, paid in accordance with the Company’s standard payroll practices, subject to periodic review and adjustment upward, but not downward (except in the event of a salary reduction to all senior executive level employees as described in clause (ii) of Good Reason (as defined in Section 8 below), at the discretion of the Company.
2.Bonus: You will be eligible to receive an annual performance bonus beginning with the Company’s 2026 performance year. Your annual bonus target will be up to 100% of your annual base salary (the “Target Bonus”). The actual amount earned will be subject to the achievement of the metrics and goals established by the Company following consultation with you. The annual bonus will be subject to approval by and adjustment at the discretion of the Company, and the terms of any applicable bonus plan or award. The annual bonus shall be paid to you on the same schedule that bonuses are generally paid to the Company’s senior executive level employees.

3.Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including medical insurance, dental insurance, 401(k) Plan and match, Employee Stock Purchase Plan, Flexible Spending Account, term life insurance, and short- and long-term disability insurance, subject to the terms and conditions of such programs. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. Additionally, you will be eligible for reimbursement of relocation expenses in connection with you joining the Company pursuant to the Company’s relocation policy for executives, with such adjustments as may be approved by the Chairman. You also will be eligible to receive paid vacation time pursuant to the Company’s unlimited time-off policy for exempt employees. Provisions of the Company’s vacation policy are set forth in the policy itself. The Company reserves the right to amend or terminate its programs, plans and policies at any time.
4.Sign-On Cash Payment: As further inducement to joining our Company, you will be eligible to receive a sign-on cash payment in the amount of $600,000, payable within 30 days following your Start Date. You will be required to repay 50% of your sign-on cash payment should you voluntarily terminate your employment with the Company without Good Reason (as defined below) or 100% of your sign-on cash payment should the Company terminate your employment for Cause (as defined below), in either case within one year of your Start Date.
5.Sign-On Equity Awards: You will be eligible to receive sign-on equity awards consisting of 1,070,000 restricted stock units subject to time-based vesting (“Time-Based RSUs”) and 813,750 restricted stock units subject to performance-based vesting (“Performance-Based RSUs”).
(a)The Time-Based RSUs will vest in four equal annual installments on each of the first four anniversaries of your Start Date.
(b)The Performance-Based RSUs will vest as follows:
i.One-fifth of the Performance-Based RSUs will vest on the later of (i) the date that the volume weighted average price of the Company’s common stock on the Nasdaq Global Market (or other applicable national securities exchange) (“VWAP”) equals or exceeds $10 per share for 30 consecutive days prior to the second anniversary of the Start Date and (ii) the first anniversary of the Start Date;
ii.Two-fifths of the Performance-Based RSUs will vest on the later of (i) the date that such VWAP equals or exceeds $15 per share for 30 consecutive days prior to the third anniversary of the Start Date and (ii) the second anniversary of the Start Date; and
iii.Two-fifths of the Performance-Based RSUs will vest on the later of (i) the date that such VWAP equals or exceeds $20 per share for 30 consecutive days prior to the fourth anniversary of the Start Date and (ii) the third anniversary of the Start Date.

In the event of a Change-in-Control (as defined below) in which the consideration payable to a holder of a share of the Company’s common stock equals or exceeds $10, $15 or $20, the corresponding tranche(s) of the Performance-Based RSUs shall vest as of such Change-in-Control, and if the consideration payable to a holder of a share of the Company’s common stock is between $10 and $15 or between $15 and $20, then vesting shall be determined by straight line interpolation within the applicable tranche (e.g., if such consideration is $18, then 683,550 of the Performance Based-RSUs shall vest).
Vesting of both the Time-Based RSUs and Performance-Based RSUs is subject to your continued service through the applicable vesting dates or vesting events, and any unvested portion of your awards will be forfeited upon your termination of service (except as provided in Section 8 below). Your awards will be subject to approval by the Board or the Compensation Committee thereof, your employment with the Company on the grant date and the terms of our 2017 Employee, Director and Consultant Equity Incentive Plan or 2025 Inducement Plan and the applicable award agreements.
6.Long Term Equity Incentive Awards: You will also be eligible to receive additional awards under the Company’ equity incentive plan, as the Compensation Committee may approve from time to time. The value of any awards will be discretionary and will be subject to your achievement of the metrics and goals established by the Company. Any equity grants will be subject to valuation methodologies and other terms and conditions applicable to other similarly situated executives of the Company, and will be subject to Compensation Committee approval.
7.At-Will Employment; Accrued Obligations: Your employment is “at will,” meaning you or the Company may terminate your employment at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you the “Accrued Obligations,” defined as (a) your base salary through the date of termination; (b) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed; and (c) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which you have earned under any plan or agreement of or with the Company through the date of termination.
8.Severance: Without limiting the at-will nature of your employment relationship, if the Company terminates your employment without Cause, or if you resign for Good Reason, the Company shall provide you with the following termination benefits (the “Termination Benefits”).
(a)Salary Continuation Payments. Continuation of your base salary for a period of 12 months after the date of termination (the “Severance Period”) at the salary rate then in effect.
(b)Target Bonus. An amount equal to your applicable annual target bonus for the year of termination, paid in one lump sum on the Company’s next regularly-scheduled payroll date following the effective date of the separation agreement described below.

(c)Health Benefits Continuation. Continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) the end of the Severance Period; or (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (“Health Benefits Continuation Payments”). Notwithstanding the above, if the Company otherwise determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the Company’s portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month and shall end on the earlier of (1) the end of the Severance Period or (2) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.
(d)Acceleration of Time-Based RSUs. Notwithstanding anything to the contrary in the applicable equity plan or the award agreement applicable to your Time-Based RSUs, any outstanding but unvested portion of your Time-Based RSUs that would have vested during the Severance Period had you remained employed during such time shall accelerate and become fully-vested and exercisable as of the later of (i) the termination date, or (ii) the effective date of the separation agreement described below. Any unvested portion of the Performance-Based RSUs shall be forfeited upon the termination of your employment.
If the Company terminates your employment without Cause, or if you resign for Good Reason, and the effective date of such termination occurs within the 90-day period immediately preceding or the 12-month period immediately following a Change- in-Control (such period the “Change-in-Control Period” and such termination a “Change-in- Control Termination”), then the Termination Benefits shall be as follows:
(v)The Severance Period as defined in (a) above shall be a period of 24 months after the date of termination.
(w)Your Health Benefits Continuation Payments shall be as provided in (c) above for a period of up to 12 months after the date of termination (notwithstanding that the Severance Period is 24 months).
(x)An amount equal to your annual target bonus for the year of termination, paid in one lump sum on the Company’s next regularly-scheduled payroll date following the effective date of the separation agreement described below.
(y)Notwithstanding anything to the contrary in any applicable equity plan or award agreement, all of your outstanding but unvested equity awards subject to time-based vesting shall accelerate and become fully-vested and exercisable as of the later of (A) the termination date, (B) the effective date of the separation agreement described below, or (C) as of the Change-in-Control. Any unvested portion of your outstanding but unvested equity awards subject to performance-based vesting shall be forfeited upon the termination of your employment, except (i) that if the consideration payable to a holder of a share of the Company’s common stock upon the Change-in-Control equals or exceeds $10, $15 or $20, the corresponding tranche(s) of the Performance-Based RSUs shall vest (and if the consideration payable to a holder of a share of the Company’s common stock is between $10 and $15 or between $15 and $20, vesting shall be determined by straight line interpolation within the applicable tranche) as of the later of (x) the effective date of the separation agreement described below, or (y) the Change-in-Control, or (ii) as otherwise provided under the terms of the applicable equity plan or award agreement.
(z) The Termination Benefits provided in connection with a Change-in-Control Termination pursuant to paragraphs (v), (w), (x) and (y) above shall be in lieu of, and not in addition to, the amounts referenced in paragraphs (a), (b), (c) and (d) above.
You shall not have rights to any severance benefits under any Company severance plan, policy or otherwise in the event of a qualifying termination of employment either outside of or during the Change-in-Control Period (but shall have the rights to the Termination Benefits set forth in this Section 8).
Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any Termination Benefits unless (a) within 60 days of your date of termination, you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company, which shall include a general release in favor of the Company and related persons and entities and other standard provisions regarding confidentiality, cooperation, non-disparagement and the like as may be included in the Company's then current form of separation agreement and which may include a non-competition provision (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, and (b) you comply with the terms of your Restrictive Covenants Agreements (as defined below) or any other similar agreements with the Company. The Salary Continuation Payments shall commence within 60 days after the date of termination and shall be made on the Company's regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and the first Salary Continuation Payment, the first Salary Continuation Payment shall include a “catch up” payment.
For purposes of this Agreement:
“Cause” means the occurrence of any of the following (and, if applicable, that the Company has complied with the Cause Process (hereinafter defined) following the occurrence of a circumstance subject to the Cause Process): (i) theft, fraud, embezzlement, misappropriation of assets or property of the Company, or material violation of your Restrictive Covenants Agreements; (ii) dishonesty, gross negligence, misconduct, gross neglect of duties, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendere; or (vi) continued, willful and deliberate non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability).
“Cause Process” means that (1) the Board has reasonably determined in good faith that a “Cause” condition has occurred; (2) the Board has notified you in writing of the Board’s knowledge of the first occurrence of the Cause condition within 60 days of the first occurrence of such condition; (3) you are provided a period of 30 days following such notice (the “Cause Cure Period”) to remedy the condition; (4) notwithstanding such efforts, the Board reasonably and in good faith determines at the end of the Cause Cure Period that the Cause condition continues to exist; and (5) the Board terminates your employment within 30 days after the end of the Cause Cure Period. If you cure the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred. The Board shall not be required to follow the Cause Process as to those conditions which it reasonably determines in good faith cannot be cured within the Cause Cure Period. For the avoidance of doubt, you and the Company acknowledge and agree that clauses (i), (iii) and (v) cannot be cured and shall not be subject to the requirements of the Cause Process.
“Change-in-Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) a change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors where “Incumbent Directors” means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the consummation of a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.
“Good Reason” means that you have complied with the Good Reason Process following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your authority, duties and responsibilities or change in your reporting relationship such that you no longer report directly to the Board of Directors of the Company or that you are reporting to someone other than the Board of Directors; (ii) a material reduction in your base salary (with any reduction in excess of 10% being deemed material), provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting all of the similarly situated senior executive level employees of the Company and that does not adversely affect you to a greater extent than such similarly situated employees; and (iii) a change in the geographic location at which you must regularly report to work and perform services (either in person or remote) of more than 30 miles, except for required travel on the Company's business; or (iv) a material breach by the Company of any of its obligations to you under its employment agreements with you.
“Good Reason Process” means that (1) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (2) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (3) the Company is provided with a period of 30 days following such notice (the “Cure Period”) to remedy the condition; (4) notwithstanding such efforts, you reasonably and in good faith determine at the end of the Cure Period that the Good Reason condition continues to exist; and (5) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
9.Section 280G:
(a)If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change-in-Control (for purposes of this Section 9, a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be either: (i) the full amount of such Payment; or (ii) such lesser amount (a “Reduced Payment”) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.
(b)With respect to Section 9(a), if there is more than one method of reducing the Reduced Payment amount that would result in no portion of the Payment being subject to the Excise Tax, then the Payment shall be reduced or eliminated in the following order: (i) cash payments; (ii) taxable benefits; (iii) nontaxable benefits; and (iv) accelerated vesting of equity awards in a manner that maximizes the amount to be received by you.
(c)The determination of whether Section 9(a)(i) or (ii) applies, and the calculation of the amount of the Reduced Payment if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company, in a form that can be relied upon for tax filing purposes. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d)You may receive a Payment that is, in the aggregate, either more or less than the amount described in Section 9(a)(i) or (ii) (as applicable, an “Overpayment” or “Underpayment”). If it is finally determined by a court of competent jurisdiction pursuant to a final non-appealable judgment, or the Internal Revenue Service, or by the Accounting Firm upon request by either the Company or you, that an Overpayment or Underpayment has been made, then: (i) in the event of an Overpayment, you shall promptly repay the Overpayment to the Company, together with interest on the Overpayment at the applicable federal rate from the date of your receipt of such Overpayment until the date of such repayment; and (ii) in the event of an Underpayment, the Company shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of Section 9(a)(ii) not been applied until the date of payment.
10.Section 409A:
(a)It is intended that payments under this Agreement are exempt from, or comply with, Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code.
(b)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with Treasury Regulation Section 1.409A-1(h).
(c)Anything in this Agreement to the contrary notwithstanding, if, at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent necessary to comply with Section 409A of the Code, any payment or benefit that you become entitled to under this Agreement on account of your separation from service will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.
(d)It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. In no event will the bonus payment described in Section 8(b) or 8(x) hereof, as applicable, be paid after March 15 of the calendar year following the calendar year in which your separation from service occurs.

(e)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(f)The Company makes no guarantee of any tax consequences with respect to any payment hereunder, including, without limitation, under Section 409A of the Code. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section, and nothing herein shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) from you to the Company or to any other individual or entity.
11.Withholding: All payments made by the Company to you under this Agreement shall be net of any tax or other amounts that the Company reasonably believes it is required to withhold under applicable law.
12.No Guarantee of Tax Consequences: The Company makes no guarantee of any tax consequences with respect to any payment hereunder, including, without limitation, under Section 409A of the Code.
13.No Mitigation: In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and, subject to the aforesaid exception, such amounts shall not be reduced whether or not you obtain other employment.
14.Return of Company Property: Upon termination of employment for any reason, you shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, computer equipment, or other property belonging to the Company, and you shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing proprietary information or relating to the business or proposed business of the Company or its affiliated entities or containing any trade secrets relating to the Company or its affiliated entities. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. You agree to represent in writing to the Company upon termination of employment that you have complied with the foregoing provisions of this Section.
15.Assistance with Claims: You agree that, consistent with the scheduling demands of your business and personal affairs, during and after your employment by the Company, you will assist the Company and its affiliated entities in the defense of any claims, or potential claims that may be made or are threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and its affiliated entities in the prosecution of any claims that may be made by the Company or its affiliated entities in any Proceeding, to the extent that such claims may relate to your employment or the period of your employment by the Company. The Company agrees to reimburse you for your reasonable out-of-pocket expenses associated with such assistance, including travel expenses. Any such reimbursement shall be paid by the Company within no later than 30 days of the date on which you provide documentation to the Company that such expenses were incurred. In the event that the Company requires your extensive assistance outside of the one year period following the conclusion of your services to the Company as an employee, consultant or Board member, the parties will enter into an agreement to compensate you for your time incurred in fulfilling your obligations under this paragraph, other than time related to testifying as a fact witness in any proceeding (including, but not limited to, related activities preliminary and postliminary thereto).
16.Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.
17.Restrictive Covenants: As an express condition of your employment as the Company’s President and Chief Executive Officer, and in consideration of the payments and benefits provided under this Agreement, including but not limited to the base salary in Section 1, the bonus compensation in Section 2, the cash sign-on payment in Section 4, the grant of equity in Section 5 and eligibility for the Termination Benefits in Section 8 upon a qualifying termination of employment, you will be required to sign the Employee Non-Competition Agreement, and the Employee Confidentiality, Assignment and Non-Solicitation Agreement (the “Restrictive Covenants Agreements”). Copies of the Restrictive Covenants Agreements will be provided to you concomitantly herewith.
18.Other Terms:
(a)As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.
(b)The terms of this Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this amendment or the Agreement or arising out of, related to, or in any way connected with, this amendment, the Agreement, your employment with the Company or any other relationship between you and the Company (the “Dispute”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute, and the prevailing party shall be awarded its attorneys’ fees and costs.

(c)This Agreement, together with the Restrictive Covenant Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning the subject matter hereof.
(d)If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(e)The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.
(f)No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(g)Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have filed in writing with the Company or, in the case of the Company, at the Company’s main offices, attention of the Chief Legal Officer.
(h)This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company (other than you).
(i)Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreements) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its capital stock, properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

(j)This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
19.Legal Counsel: By signing below, you acknowledge that you have been advised by the Company to seek independent legal counsel with respect to this Agreement and that you have had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement. By signing below, you represent that you have read and understand all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party hereof by reason of the drafting or preparation hereof.
We are excited about the opportunity to work with you at Quanterix. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy to me.
We are confident that with your background and skills, you will have an immediate positive impact on our organization.
[Signature Page Follows]

Sincerely, QUANTERIX CORPORATION /s/ William P. Donnelly
William P. Donnelly Executive Chair
Date:	January 8, 2026

AGREED AND ACCEPTED:

/s/ Everett Cunningham

Everett Cunningham
Date:	January 8, 2026

[Signature Page to Employment Agreement]